Exhibit 99.1
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For More Information:
         James F. Oliviero
         KSW, Inc.
         (718) 340-1409



                              FOR IMMEDIATE RELEASE
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                         KSW, INC. SETTLES LAWSUIT WITH
                         HELIONETICS CREDITORS COMMITTEE


Long Island City, New York - March 28, 2002 - KSW, Inc (NASDAQ Electronic Bulletin Board: KSWW) has reached a settlement with the Creditors Committee of Helionetics of an action which alleged that the 1995 Helionetics' distribution of KSW, Inc. stock to its shareholders was a fraudulent conveyance. Under the terms of the settlement, which is subject to court approval, KSW, Inc. will pay the Creditors Committee an amount reasonably equivalent to what it would have incurred defending the action. In return, KSW, Inc. will be entitled to share in the proceeds of any recovery by the Creditors Committee from the remaining defendant, KSW, Inc.'s former counsel, Stroock & Stroock & Lavan, LLP through the bankruptcy action or, by virtue of the Company's pending malpractice action.

Floyd Warkol, Chairman and CEO of KSW, Inc. commented, "We are relieved to put an end to this matter which arose from the alleged acts of our former parent company. In negotiating the settlement agreement, it was important that the Company preserve its rights to recoup some or all of the settlement costs and legal expenses. We believe we have accomplished that goal."